Warehousing Service for Fee Agreement

Contract Warehouse Service Agreement between Safety Pro, LLC 14027 Memorial Drive #300, Houston, TX 77079 (Safety Pro), and Lakeland Industries, Inc., 202 Pride Lane SW, Decatur, Alabama 35602 (Lakeland).

1. **Service and Fee.** Safety Pro will provide warehousing services for Lakeland at its warehouse facility at 7101 North Loop East, Houston, TX 77028, including receiving, storing, and shipping Lakeland products to its customers, in exchange for a monthly fee of $5,260, said fee to increase annually in proportion to annual cost increases in Safety Pro's lease and occupancy costs for its facility. Safety Pro will give Lakeland thirty (30) days written notice of the new amount for each successive year.

2. **Term.** Lakeland commits to a three (3) year term, commencing as of the date this Agreement is executed. The parties agree that the Agreement shall be renewable upon mutual agreement no less than months prior to its expiration.

3. **Title to Goods.** Lakeland retains title to its inventory of goods in Safety Pro's warehouse. In the event that Safety Pro is foreclosed upon or otherwise has its property subject to seizure, Safety Pro will exercise due care to protect Lakeland's inventory from seizure.

4. **Reasonable Care.** Safety Pro agrees to take all reasonable care to safeguard Lakeland's inventory from damage in all its handling thereof, and to promptly ship to Lakeland's customers per its direction.

5. **Access.** Lakeland shall have access during all working hours for the purpose of inspecting its inventory, inventory, shipping and receiving records and methods, or conducting physical inventories.

6. **Insurance of Goods.** Lakeland shall maintain adequate insurance to cover its inventory in Safety Pro's warehouse.

7. **Liability Coverage.** Safety Pro shall maintain liability insurance in an amount not less than $2 million per occurrence, and will indemnify and hold Lakeland harmless against any and all claims for injuries or other damages by other parties, including Safety Pro employees, resulting from accidents or negligence by anyone not a Lakeland employee within or about Safety Pro's facility.

8. **Termination by Default.** In the event that either party fails to perform in accordance with the terms of this Agreement, the non-defaulting party may notify the other in writing. Upon receipt of such notice, the defaulting party shall have sixty (60) days to cure any such default. If the default is not corrected within this time, the non-defaulting party shall have the right to terminate the Agreement immediately, in addition to the exercise of all other legal remedies.

9. **Termination by Cessation or Bankruptcy.** Should either party cease to do business, or enter into voluntary or involuntary bankruptcy, the other party is released from its obligations under the Agreement, and shall have the right to terminate Agreement immediately, in addition to the exercise of all other legal remedies.

10. **Waiver.** No exercise or failure to exercise or delay in exercising any right, power or remedy vested in either party under and pursuant to this agreement shall constitute a waiver by that party of that or any other right, power or remedy.

11. **Separability.** The invalidity or unenforceability of any clause or part of the Agreement shall not affect the validity of enforceability of the remainder.

12. **Change of Control and Assignment.** Should either party have a change in its control, or assign the Agreement to a third party, it shall immediately give written notice to the other party, which shall have the right to terminate the Agreement upon giving 60 days written notice.

13. **Independent Contractor.** Each of the parties is an independent contractor, and nothing in this agreement shall be construed to imply the relationship between the parties is a partnership or joint venture.

14. **Governing Law and Arbitration.** The Agreement shall be interpreted and construed in accordance with the laws of New York. Any dispute or claim shall be resolved exclusively by binding arbitration conducted in a location to be chosen by the party not bringing the claim, according to the rules or the American Arbitration Association then in effect. The costs of the arbitration shall be shared equally, subject to apportionment in the arbitration award. The prevailing party shall be entitled to reimbursement by the other party for its reasonable attorney's fees incurred.

15. **Force Majeure.** The obligations of the parties under the Agreement may be suspended during the period and to the extent either party is prevented or hindered from complying therewith by force majeure, by which is meant any cause beyond the reasonable control of such party.

Address for Notices:

Lakeland Industries, Inc.
202 Pride Lane SW
Decatur, AL 35603
Attn: Teri Hunt

Safety Pro
14027 Memorial Drive #300
Houston, TX 77079
Attn: Michael Mock

AGREED AND ACCEPTED:

Lakeland Industries, Inc.

Steve Bachelder, COO

2/10/16
Date

Safety Pro, LLC

Michael Mock, Member

2/5/16
Date

Chris Pancheri, Member

2/5/16
Date